Exhibit (k)(3)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the day of  ,   2025 by and among Man Alternative Income Fund, a Delaware statutory trust (the “Fund”) and Man Solutions LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser acts as investment adviser to the Fund pursuant to an Investment Advisory Agreement with the Fund (the “Investment Advisory Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Adviser pursuant to the Investment Advisory Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2. The Adviser agrees with the Fund to waive fees that it would otherwise be paid and/or to assume or reimburse expenses of the Fund (a “Waiver”) if required to ensure the Total Annual Expenses of the Fund (excluding the Investment Management Fee, any taxes, fees and interest payments on borrowed funds, shareholder servicing and distribution fees, brokerage and distribution costs and expenses, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), expenses incurred in connection with any merger or reorganization, and extraordinary or non-routine expenses, such as litigation expenses) (the “Specified Expenses”) do not exceed 0.50% of the average daily net assets of Class A Shares and Class I Shares (the “Expense Limit”).

3. Unless earlier terminated by the Fund, this Agreement will have an initial term ending one (1) year from the date of the Fund’s prospectus, dated   , 2025, and during such initial term this Agreement may not be terminated by the Adviser. This Agreement will automatically renew for consecutive twelve-month terms thereafter, and the Agreement may not be terminated by the Adviser other than as of the end of the then current term. Subject to the initial two sentences of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4. For a period not to exceed three (3) years from the date on which a Waiver is made, if the estimated annualized Specified Expenses as of a given month are less than the Expense Limit, the Adviser may recoup amounts waived or assumed during the previous thirty-six months, provided the Adviser is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit in place at the time of the Waiver and the current Expense Limit, if any, at the time of the recoupment. To the extent that such recoupment is due, the Fund shall effect such payment as promptly as possible. To the extent that the full amount of such waived amount or expense assumed cannot be recouped as provided in the previous sentence within such applicable three-year period, such recoupment right shall be extinguished.

5. If this Agreement is terminated by either party, any unpaid payment obligation pursuant to paragraph 4 survives termination of the Agreement.

6. This Agreement will be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

8. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

9. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

MAN ALTERNATIVE INCOME FUND

By:
Title:

MAN SOLUTIONS LLC

By:
Title:

[Signature Page to Expense Limitation and Reimbursement Agreement]